                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    CARREKER-ANTINORI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                     14001 North Dallas Parkway, Suite 1100
                              Dallas, Texas 75240
                                 (972) 458-1981

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999

                            ------------------------

To the Stockholders of
  CARREKER-ANTINORI, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Carreker-Antinori, Inc. (the "Company"), a Delaware corporation, will be held in the Kings & Queens Room, The University Club, 13350 Dallas Parkway, 6(th)Floor, Dallas, Texas, on Thursday, May 20, 1999, at 9:00 a.m. Central Standard Time ("CST"), for the following purposes:

        1. Three directors will be elected at the Annual Meeting as Class I directors for terms expiring at the Annual Meeting of Stockholders to be held in 2002. The directors will continue to serve until their respective successors are duly elected and qualified;

        2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ended January 31, 2000; and

        3. To transact such other business as properly may come before the meeting or any adjournment thereof.

    The close of business on March 25, 1999 has been fixed by the Board of Directors as the record date for the Annual Meeting. Only stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

    A Proxy Statement, form of Proxy, and copy of the Annual Report to Stockholders for the fiscal year ended January 31, 1999, accompany this notice.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE FORM OF PROXY IS ENCLOSED IN THE MAILING ENVELOPE IN WHICH THIS PROXY STATEMENT IS CONTAINED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                          By Order of the Board of Directors
                                          MAURICE E. PURNELL, JR.

                                               SECRETARY

April 28, 1999

                                     [LOGO]

                     14001 NORTH DALLAS PARKWAY, SUITE 1100
                              DALLAS, TEXAS 75240
                                 (972) 458-1981
                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999
                            SOLICITATION OF PROXIES

    This Proxy Statement is furnished to stockholders of Carreker-Antinori, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Stockholders of the Company to be held in the Kings & Queens Room, The University Club, 13350 Dallas Parkway, 6(th) Floor, Dallas, Texas, on Thursday, May 20, 1999, at 9:00 a.m. CST, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. References herein to the "Company" include its subsidiaries, unless the context otherwise requires.

    This Proxy Statement and form of Proxy are being mailed to stockholders on or about April 28, 1999. If the enclosed form of Proxy is executed and returned, it may nevertheless be revoked by the shareholder at any time by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. All proxies duly signed, dated, and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote:

        (1) FOR the election of the three nominees listed under "Election of Directors" as nominees of the Company for election as directors;

        (2) FOR the ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ended January 31, 2000; and

        (3) AT the discretion of the persons named in the enclosed form of Proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

    The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company. The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and presented for a vote of the stockholders, the persons named in the Proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

    The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission, and telephone by directors, officers, employees, and agents of the Company. The Company will also supply brokers, nominees, or other custodians with the numbers of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their expense in so doing.

                OUTSTANDING CAPITAL STOCK AND STOCK OWNERSHIP OF
                     DIRECTORS, CERTAIN EXECUTIVE OFFICERS
                           AND PRINCIPAL STOCKHOLDERS

    The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on March 25, 1999. As of March 25, 1999, the Company had issued and outstanding and entitled to vote at the Annual Meeting 18,409,161 shares of Common Stock, par value $.01 per share ("Common Stock"). (For a description of the voting rights of the Common Stock, see "Quorum and Voting" herein.)

    The following tables set forth information as of March 25, 1999, regarding the beneficial ownership of the Company's Common Stock by each person or group known by management of the Company to own more than five percent of the outstanding shares of Common Stock of the Company, by each of the Company's executive officers named in the Summary Compensation Table below, by each of the Company's directors and by all of its directors and executive officers as a group.

                                                                            SHARES OF COMMON STOCK
                                                                                 BENEFICIALLY
                                                                             OWNED AND PERCENTAGE
                                                                                OF OUTSTANDING
                                                                                 SHARES AS OF
                                                                                MARCH 25, 1999
                                                                            ----------------------
NAME                                                                         NUMBER      PERCENT
--------------------------------------------------------------------------  ---------  -----------
John D. Carreker, Jr.(1)(2)...............................................  4,377,636       23.78%
Ronald R. Antinori(3).....................................................  2,886,811       15.68%
Wyn P. Lewis(2)(4)........................................................    528,399        2.87%
Richard L. Linting(5).....................................................    442,205        2.35%
Royce D. Brown(2)(6)......................................................    360,792        1.95%
David K. Sias(7)..........................................................    255,873        1.39%
James L. Fischer(8).......................................................    144,186           *
James D. Carreker(9)......................................................    402,472        2.18%
Richard R. Lee, Jr.(10)...................................................    130,972           *
Larry J. Peck(11).........................................................      7,700           *
Donald L. House(12).......................................................     12,500           *
                                                                            ---------       -----
Directors and executive officers as a group (16 persons)(2)(13)...........  9,811,563       50.98%

------------------------

*   Less than 1%

(1) Includes 189,282 shares held in family trusts for which Mr. Carreker is the trustee; 252,375 shares held in a family limited partnership for which Mr. Carreker is the general partner; and 189,282 shares held in family trusts for which Connie B. Carreker, the wife of Mr. Carreker, is the trustee, as to which shares Mr. Carreker disclaims beneficial ownership.

(2) Includes 68,702, 17,104, 47,821 and 437,871 shares of Common Stock held in the Employee Stock Option Plan ("ESOP") for the benefit of Messrs. Carreker, Lewis, and Brown, respectively, and all directors and executive officers as a group.

(3) Includes 403,411 shares held by Susan Antinori, the wife of Mr. Antinori, as to which Mr. Antinori disclaims beneficial ownership. The address for Mr. Antinori is c/o the Company, 14001 North Dallas Parkway, Suite 1100, Dallas, Texas 75240.

(4) Includes 18,880 shares held under exercisable options and 38,500 shares of restricted stock issued under the Long Term Incentive Plan.

(5) Includes 419,105 shares held under currently exercisable options and 23,100 shares of restricted stock issued under the Long Term Incentive Plan.

(6) Includes 57,750 shares held under currently exercisable options.

(7) Includes 6,000 shares held by Patricia L. Sias, the wife of Mr. Sias, as to which Mr. Sias disclaims beneficial ownership and 7,700 shares held under currently exercisable options. The address for Mr. Sias is 1930 Jelinda Drive, Santa Barbara, California 93108.

(8) Includes 2,000 shares held by Elizabeth Fischer, the wife of Mr. Fischer, as to which Mr. Fischer disclaims beneficial ownership and 7,700 shares held under currently exercisable options. The address for James L. Fischer is 7170 Kendallwood, Dallas, Texas 75240.

(9) Includes 62,963 shares held under currently exercisable options and 6,576 shares held by children of Mr. Carreker, as to which Mr. Carreker disclaims beneficial ownership. Also includes 269,500 shares held by Crow Family Holdings, L.P. for which Mr. Carreker serves as a director of the general partner. Mr. Carreker disclaims beneficial ownership of all shares held by Crow Family Holdings, L.P. The address for Mr. Carreker is 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207.

(10) Includes 62,963 shares held under currently exercisable options. Includes 5,000 shares held by Lee Financial Corporation and 6,576 shares currently held in trust, as to which Mr. Lee disclaims beneficial ownership. The address for Mr. Lee is 12201 Merritt Drive, Suite 530, Dallas, Texas 75251.

(11) Includes 7,700 shares held under currently exercisable options. The address for Mr. Peck is 10260 Campus Point Drive, San Diego, California 92121.

(12) The address for Mr. House is 2480 Spalding Drive, Atlanta, Georgia 30350.

(13) Includes shares held by Crow Family Holdings, L.P. Mr. James D. Carreker disclaims beneficial ownership of all shares held by Crow Family Holdings, L.P.

    The following table sets forth certain information with respect to a beneficial owner who is known to the Company to own more than 5 percent of the outstanding shares of Common Stock.

NAME AND ADDRESS OF                                                                        SHARES OF     PERCENT OF
BENEFICIAL OWNER                                                                          COMMON STOCK      CLASS
---------------------------------------------------------------------------------------  --------------  -----------
Paul J. Schupf Associates(1)...........................................................      2,025,700        10.79%

------------------------

(1) The Company has derived the beneficial ownership information used to prepare the table immediately above based on a letter from Paul J. Schupf Associates dated April 23, 1999. Paul J. Schupf Associates reported the sole power to vote, direct or dispose of the 2,025,700 shares.

                               QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the meeting. The affirmative vote of a plurality of the voting power represented at the meeting and entitled to vote is required for the election of directors. The affirmative rate of a majority of the voting power represented at the meeting and entitled to vote is required on all other matters. A holder of shares of Common Stock will be entitled to one vote per share of Common Stock as to each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors. Abstentions and votes "withheld" are included in the determination of the number of shares present at the meeting for purposes of determining a quorum. Broker non-votes are counted for purposes of determining whether a quorum is present on any particular matter only if authority to vote on the matter is granted by the respective proxy. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate, and have the effect of negative votes on matters requiring approval of a specified percentage of the outstanding shares. For matters requiring approval by the holders of a specified percentage of the voting power represented at the meeting and entitled to vote, abstentions will have the effect of negative votes but broker non-votes will have no effect since they are not treated as shares entitled to vote on such matters.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation provides for classified directors with staggered terms. The Company currently has authorized nine directors. The directors are divided into three classes and their terms expire as follows: Class I, which consists of Messrs. John D. Carreker, Jr., Donald L. House and Larry J. Peck, will expire at the Annual Meeting of Stockholders to be held on May 20, 1999; Class II, which consists of Messrs. Ronald R. Antinori, James L. Fischer and Richard R. Lee, Jr., will expire at the Annual Meeting of Stockholders to be held in 2000; and Class III, which consists of Messrs. James D. Carreker, Richard L. Linting and David K. Sias, will expire at the Annual Meeting of Stockholders to be held in 2001. At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third Annual Meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal. Vacancies on the Board of Directors or newly created directorships will be filled by a vote of the majority of the directors then in office and any director so chosen will hold office until the next election of the class for which such director was chosen.

    Three directors will be elected at the Annual Meeting as Class I directors for terms expiring at the Annual Meeting of Stockholders to be held in 2002. The directors will continue to serve until their respective successors are duly elected and qualified. Each of the Board of Directors' nominees currently serves as a director of the Company.

    Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the three nominees for the Board of Directors named below. The proxies cannot be voted for more than three nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed Proxy will vote the share covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the form of Proxy.

NOMINEES FOR DIRECTORS (THREE YEAR TERMS)

    JOHN D. CARREKER, JR., age 56, has served as Chairman of the Board and Chief Executive Officer of the Company since the Company's formation in 1978, and served as the Company's President from 1978 until July 1997, at which time Richard L. Linting became President of the Company. John D. Carreker, Jr. and James D. Carreker are brothers. His current term expires 1999.

    DONALD L. HOUSE, age 57, has served as a director of the Company since March 30, 1998. From January 1993 until December 1997, Mr. House served as Chairman of the Board of Directors of SQL Financials International, Inc. (now known as Clarus Corporation), a developer of financial, human resource, and electronic commerce application software; Mr. House continues to serve as a director of Clarus Corporation. From September 1991 until December 1992, Mr. House served as President of Prentice Hall Professional Software, a subsidiary of Simon & Schuster, Inc. From 1968 through 1987, he served in a number of senior executive positions with Management Science America, Inc., a provider of mainframe application software. Mr. House is a director of Melita International Corporation, a provider of automated customer relationship management systems, where he serves as chairman of its audit committee and a member of its compensation committee. Mr. House also serves as a member of the Boards of Directors of BT Squared Technologies, Intellimedia Commerce, Inc., Telinet Technologies, LLC and Transnexus, LLC, all of which are privately-held companies. His current term expires in 1999.

    LARRY J. PECK, age 51, has served as a director of the Company since October 1996. Mr. Peck has served as Sector Vice President and Manager, Technology Solutions Sector, of Science Applications International Corporation ("SAIC"), a diversified technology research and development services company, since January 1994. From January 1990 to January 1994, Mr. Peck served as Group Senior Vice President and Manager, Informations Technology Group, of SAIC. His current term expires in 1999.

CONTINUING DIRECTORS

    RONALD R. ANTINORI, age 56, resigned as Chief Technology Officer of the Company effective January 31, 1999. Mr. Antinori continues to serve as Vice Chairman of the Board of the Company, which position he has held since January 1997. Prior to the Company's merger with Antinori Software, Inc. ("ASI"), Mr. Antinori served as Chairman of the Board of ASI since its formation in 1988 and Chief Executive Officer of ASI from 1988 through December 1995. His current term expires in 2000.

    JAMES D. CARREKER, age 51, has served as a director of the Company since 1984. Since January 1998, Mr. Carreker has served as Chairman of the Board of Directors and Chief Executive Officer of Wyndham International, Inc. Since March 1999, Mr. Carreker has served as Chief Executive Officer of Patriot American Hospitality, Inc. ("Patriot"). Mr. Carreker also serves as a director of Patriot. Wyndham International, Inc., is a hotel management and leasing company that is affiliated with Patriot, which is a hotel real estate investment trust. Mr. Carreker served as President and Chief Executive Officer of Wyndham Hotel Corporation ("Wyndham"), a national hotel company, from May 1988, and as a director of Wyndham from February 1996, until the merger of Wyndham with and into Patriot in January 1998. Mr. Carreker also served as Chief Executive Officer of Trammell Crow Company, a national real estate company, from August 1994 to December 1995 and currently serves as a director of Crow Family Holdings. John D. Carreker, Jr. and James D. Carreker are brothers. His current term expires in 2001.

    JAMES L. FISCHER, age 71, has served as a director of the Company since 1984. Mr. Fischer retired in 1984 from Texas Instruments Incorporated ("TI"), an electronics manufacturer, where he served in a variety of positions over 29 years. At the time of his retirement, Mr. Fischer served as Executive Vice President and Principal Financial Officer of TI. His current term expires in 2000.

    RICHARD R. LEE, JR., age 52, has served as a director of the Company since 1984. Mr. Lee has served as President of Lee Financial Corporation, a financial advisory firm, since 1975. His current term expires in 2000.

    RICHARD L. LINTING, age 53, has served as President and Chief Operating Officer of the Company since August 1997, and served as President of the Consulting Group from December 1996 to August 1997. He has served as a director of the Company since December 1996. From February 1996 to October 1996, Mr. Linting served as Executive Vice President of Manufacturers' Services Ltd., a manufacturer of computers and telecommunications equipment for the computer industry. From February 1995 to February 1996, he served as President of Linting Brown Limited, a consulting firm. From 1993 to February 1995, Mr. Linting served as Vice President, Integrations Services (1993-1994) and Vice President, Americas (1994-1995) for Digital Consulting, a professional services division of Digital Equipment Corporation, a computer manufacturer. Prior to 1993, Mr. Linting served for 23 years in various positions with Andersen Consulting, including Managing Director, partner and member of the Worldwide Operations Committee. His current term expires in 2001.

    DAVID K. SIAS, age 61, has served as a director of the Company since October 1993 and has served as a consultant to the Company since November 1993. Mr. Sias also serves as a consultant to other companies. Mr. Sias retired in 1993 from Bankers Trust Company, where he served in a variety of positions over 30 years. His current term expires in 2001.

MEETINGS AND COMMITTEES OF BOARD OF DIRECTORS

    The Board of Directors held a total of four (4) meetings in the fiscal year ended January 31, 1999. Each director attended at least 75% of the meetings held by the Board of Directors and by committees of the Board on which he served. The Board of Directors has an Audit Committee and a Compensation Committee. The members of the Audit Committee are Messrs. James D. Carreker, House, Peck and Sias. Mr. Sias serves as Chairman. The members of the Compensation Committee are Messrs. Fischer and Lee. Mr. Fischer serves as Chairman. The Board of Directors does not have a Nominating Committee nor a Stock Option Committee.

    AUDIT COMMITTEE. The Audit Committee recommends annually to the Board of Directors an accounting firm to serve as the Company's independent public accountants, consults with the Company's independent auditors and with personnel from the financial staffs with respect to corporate accounting, reporting, and internal control practices. The Audit Committee met three (3) times during the fiscal year ended January 31, 1999.

    COMPENSATION COMMITTEE. The Compensation Committee approves annual salary, bonus and sales commission levels for executive officers, oversees administration of the Company's employment agreements, and administers the Company's Profit Sharing Incentive Plan. The Compensation Committee met five (5) times during the fiscal year ended January 31, 1999.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF EACH OF THE DIRECTOR NOMINEES.

                                  PROPOSAL TWO
                      RATIFICATION OF SELECTION OF AUDITOR

    The Board of Directors has selected Ernst & Young LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ended January 31, 2000, and has determined that it would be desirable to request that the stockholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent certified public accountants. Ernst & Young LLP served as the Company's independent certified public accountants for the fiscal year ended January 31, 1999 and has reported on the Company's consolidated financial statements for such year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

    While shareholder ratification is not required for the selection of Ernst & Young LLP since the Board of Directors has the responsibility for selecting the Company's independent certified public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders' opinions, which the Board of Directors will take into consideration in future deliberations.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDED JANUARY 31, 2000.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The executive officers of the Company are as follows:

NAME                                      AGE                              POSITION WITH COMPANY
------------------------------------      ---      ---------------------------------------------------------------------
John D. Carreker, Jr................          56   Chairman of the Board and Chief Executive Officer
Ronald R. Antinori..................          56   Vice Chairman of the Board
Richard L. Linting..................          53   President, Chief Operating Officer and Director
Royce D. Brown......................          50   Executive Vice President and Managing Director of Payment Systems
John S. Davis, Jr...................          41   Executive Vice President and Managing Director of Technology
                                                   Executive Vice President and Managing Director
Terry L. Gage.......................          41   Executive Vice President, Treasurer, Chief Financial Officer and
                                                   Assistant Secretary
Richard Jerrier.....................          56   Executive Vice President and Managing Director of Enterprise IT
                                                   Services
Wyn P. Lewis........................          49   Executive Vice President and Managing Director of Revenue Enhancement
Robert M. Olson, Jr.................          43   Executive Vice President and Managing Director of Sales and Marketing

    INFORMATION CONCERNING THE BUSINESS EXPERIENCE OF MESSRS. CARREKER, ANTINORI AND LINTING IS PROVIDED UNDER THE CAPTION "ELECTION OF DIRECTORS" ABOVE. SET FORTH BELOW IS INFORMATION CONCERNING THE OTHER EXECUTIVE OFFICERS OF THE COMPANY.

    ROYCE D. BROWN has served as Executive Vice President and Managing Director of the Company's Payment Systems Division since February 1996. From March 1994 to January 1996, Mr. Brown served as Vice President and Managing Director of the Company's Software Group. From March 1993 to March 1994, Mr. Brown served as Vice President and Managing Director of the Company's PSN Group. In addition, Mr. Brown served in various other capacities with the Company from November 1978 to March 1993.

    JOHN S. DAVIS, JR. has served as Executive Vice President and Managing irector of the Technology Division of the Company since April 1997. From February 1996 to April 1997, Mr. Davis served as Senior Vice President and Managing Director of the Company's Software Group. From February 1993 to January 1996, Mr. Davis served as Director of Sales and Marketing for the Company's Software Group. From July 1992 to February 1993, Mr. Davis served as a Regional Sales Manager for the Company.

    TERRY L. GAGE has served as Senior Vice President, Treasurer and Chief Financial Officer of the Company since October 1995 and has served as Executive Vice President, Treasurer, Chief Financial Officer and Assistant Secretary since April 1997. From October 1986 to April 1995, Mr. Gage served as Treasurer and Chief Financial Officer of FAAC Incorporated, a company specializing in technology engineering and consulting services.

    RICHARD J. JERRIER joined the Company in January 1999. From 1993 until December 1998, Mr. Jerrier served as the Senior Vice President and Director of New Business for Atlantic Data Services, a professional services firm which provides project management leadership to the financial services industry (ADS). From 1990 until August 1992, Mr. Jerrier served as President of Kirchman Information Processing, Inc. (KIP) and then as President, National Sales for KIP.

    WYN P. LEWIS has served as Executive Vice President and Managing Director of the Revenue Enhancement Division of the Company since March 1996. From March 1993 to March 1996, Mr. Lewis served as Vice President and Managing Director for Yield Management. From September 1990 to March 1993, Mr. Lewis served as the Company's West Coast Regional Practice Manager.

    ROBERT M. OLSON, JR. joined the Company in September 1998. From July 1994 until July 1998 Mr. Olson served as Executive Vice President, Operations & Technology for Magna Group, Inc., a financial services institution. Mr. Olson served as Managing Director for J.D. Carreker and Associates, Inc. from April 1991 until July 1994 and served as Senior Officer for Security Pacific from July 1978 until February 1991.

    All executive officers are elected annually by the Board of Directors to serve until the next annual meeting of the Board of Directors and until their respective successors are chosen and qualified.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following information summarizes annual and long-term compensation for services in all capacities to the Company for the fiscal year ended January 31, 1999 (fiscal 1998) and for the fiscal year ended January 31, 1998 (fiscal 1997), of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM AWARDS
                                                            ANNUAL COMPENSATION              ------------------------
                                                -------------------------------------------               SECURITIES
NAME AND                             FISCAL                                 OTHER ANNUAL     RESTRICTED   UNDERLYING
PRINCIPAL POSITION                    YEAR        SALARY       BONUS     COMPENSATION(1)(2)     STOCK       OPTIONS
---------------------------------  -----------  ----------  -----------  ------------------  -----------  -----------
John D. Carreker, Jr.............        1998   $  485,668          --               --              --           --
Chairman of the Board                    1997      475,248          --               --              --           --
and Chief Executive Officer

Ronald R. Antinori...............        1998      351,362          --               --              --           --
Vice Chairman of the                     1997      350,008          --               --              --           --
Board and Chief Technology
Officer

Richard L. Linting...............        1998      350,016          --       $   45,525              --           --
President, Chief Operating               1997      350,016          --           49,345         205,650      495,757
Officer and Director

Wyn P. Lewis.....................        1998      308,340          --               --              --           --
Executive Vice President                 1997      300,000          --               --         342,750      582,952
and Managing Director of
Yield Management

Royce D. Brown...................        1998      242,512          --               --              --           --
Executive Vice President                 1997      218,750          --               --              --      120,890
and Managing Director of
Payment Systems Group

NAME AND                               ALL OTHER
PRINCIPAL POSITION                  COMPENSATION(3)
---------------------------------  -----------------
John D. Carreker, Jr.............      $   5,000
Chairman of the Board                      9,125
and Chief Executive Officer
Ronald R. Antinori...............          5,000
Vice Chairman of the                      16,000
Board and Chief Technology
Officer
Richard L. Linting...............          5,000
President, Chief Operating                10,521
Officer and Director
Wyn P. Lewis.....................          5,000
Executive Vice President                   8,875
and Managing Director of
Yield Management
Royce D. Brown...................          5,000
Executive Vice President                   9,125
and Managing Director of
Payment Systems Group

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by each named Executive Officer that were available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by a named Executive Officer that did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus as disclosed in the table.

(2) Includes lease expenses for Mr. Linting.

(3) Includes Company contributions to the Long Term Incentive Plan on behalf of Messrs. Carreker, Antinori, Linting, Lewis and Brown; and includes profit sharing paid to Mr. Antinori under an ASI employee benefit plan.

OPTION GRANTS IN LAST FISCAL YEAR

    No options were granted to any of the Named Executive Officers during the fiscal year ended January 31, 1999.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth, for each of the identified Named Executive Officers, information concerning the number of shares received during the fiscal year ended January 31, 1999 upon exercise and the aggregate dollar amount received from such exercise, as well as the number and value of securities underlying unexercised options held on January 31, 1999. Messrs. Carreker and Antinori neither exercised any options during the fiscal year ended January 31, 1999 nor held any options on January 31, 1999.

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                        OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS
                                          SHARES                           YEAR-END(#)           AT FISCAL YEAR-END($)(2)
                                       ACQUIRED ON       VALUE      --------------------------  ---------------------------
NAME                                   EXERCISE (#)  REALIZED($)(1) EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------------  ------------  -------------  -----------  -------------  ------------  -------------
Richard L. Linting...................   $       --    $        --    $ 419,105    $    76,652   $  1,395,065   $   132,435
Wyn P. Lewis.........................      507,430      3,085,675       18,880         56,642             --            --
Royce D. Brown.......................        5,390    $    40,695       57,750         57,750        208,023            --

------------------------

(1) Based on the difference between the option exercise price and the closing sales price of the Company's Common Stock as reported on the Nasdaq National Market on the exercise date.

(2) Based on the difference between the option exercise price and the closing sale price of $6.25 of the Company's Common Stock as reported on the Nasdaq National Market on January 29, 1999, the last trading day prior to the closing of the Company's fiscal year ended January 31, 1999, multiplied by the number of shares underlying the options.

COMPENSATION OF DIRECTORS

    Directors have been reimbursed for travel and other out-of-pocket expenses in attending meetings of the Board of Directors. Employee directors have not received compensation for their services as directors. Non-employee directors of the Company each receive an annual retainer of $5,000, a fee of $1,250 per meeting attended and a fee of $625 per committee meeting attended.

    The Company also maintains the Carreker-Antinori, Inc. Director Stock Option Plan (the "Director Plan"). The Director Plan provides that eligible directors of the Company may elect to receive options to purchase Common Stock in lieu of all or a portion of their annual director's retainer and various attendance fees and any consulting fees for consulting services rendered to the Company (the "Fees"). Only directors of the Company who are not employees of the Company are eligible to participate in the Director Plan.

    Options are granted automatically on the first trading day in any fiscal quarter (the "Grant Date") to any eligible director who, prior to the Grant Date, files with the committee administering the Director Plan an election to receive a stock option in lieu of 25%, 50%, 75% or all of his Fees to be earned in the period from the Grant Date to the end of the fiscal year. The per share option price (the "Option Price") under the Director Plan is equal to 50% of the fair market value of the Common Stock (the "Market Value") on the Grant Date. "Market Value" is the fair market value of the Common Stock at the close of business on the relevant Grant Date, as reported on the Nasdaq National Market. Elections are deemed made for each succeeding fiscal year, and options automatically granted on the first trading day in each succeeding fiscal year, unless the director notifies the Company of the cancellation of the election prior to the first day of the fiscal year. The number of option shares granted to an eligible director are determined by a formula which provides that each director will receive an option equal to the nearest number of whole shares equivalent to the Deferred Retainer and Fees divided by the Option Price. "Deferred Retainer and Fees" are the amounts the director would have been entitled to receive (i) for serving as a director and attending all regularly scheduled meetings of the Board of Directors and (ii) for serving as a consultant, during the remainder of the fiscal year following the Grant Date but for the election described above.

    Generally, no option may be exercised prior to the first anniversary of the date the option was granted. However, an option will become fully exercisable upon the retirement of the director because of disability or death. In addition, upon a merger or other business combination involving the Company, an option will become fully exercisable unless the Company is the surviving corporation in such merger or business combination or provision is made for the continuance and assumption of the option. No option may be exercised after the expiration of 15 years from the date the option was granted. If the optionee ceases to be a director or consultant before an option granted under the Director Plan becomes exercisable, is absent from a regularly scheduled meeting, or fails to earn a consulting fee, the option shall terminate as to a pro rata portion of the shares subject to the option, based upon the Fees actually earned.

    The Company paid a fee of $9,000 to Lee Financial Corporation, a company owned by Mr. Lee, in the fiscal year ended January 31, 1999 for investment management services and corporate advice rendered by Mr. Lee in his capacity as trustee of the Company's employee stock ownership plan (the "ESOP"). During the course of the last fiscal year, David K. Sias received a total of $41,667 for consulting services. The Company paid a fee of $2,500 to Donald L. House for consulting services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act ("Section 16 (a)") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent shareholders are also required by Commission rules to furnish the Company with copies of all such forms that they file. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no other reports were required for such persons, the Company believes that during the fiscal year ended January 31, 1999 all Section 16(a) filing requirements applicable to its officers, directors and ten-percent shareholders were compiled with, except that Wyn Lewis and David Sias each filed a Form 4 late.

COMPENSATION AND OTHER COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. Fischer and Lee. The Audit Committee consists of Messrs. James D. Carreker, House, Peck and Sias. None of these individuals was at any time during the fiscal year ended January 31, 1999, or any other time, an officer or employee of the Company. No member of the Compensation Committee or Audit Committee serves as a member of the board of directors, compensation committee or audit committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors, Compensation Committee or Audit Committee.

                              CERTAIN TRANSACTIONS

PROVISION OF MANAGEMENT SERVICES AND OTHER TRANSACTIONS INVOLVING ECCHO, PSN AND
  INFITEQ

    The Company provides management services to three organizations, Electronic Check Clearing House Organization ("ECCHO"), Payment Solutions Network, Inc. ("PSN") and INFITEQ, LLC ("INFITEQ"). David Walker, Senior Vice President of the Company, serves as Executive Director of

ECCHO. For the fiscal year ended January 31, 1999, the Company recognized revenues from ECCHO for its management services in the amount of approximately $1,040,000. John D. Carreker, Jr., Chairman of the Board and Chief Executive Officer of the Company, serves as a director of PSN. In the fiscal year ended January 31, 1999, the Company recognized revenues from PSN for its management services in the amount of $1,216,000. John D. Carreker, Jr. serves as Chairman of the Board of INFITEQ, and John D. Carreker, III, Senior Vice President of the Company and the son of John D. Carreker, Jr., serves as Executive Director of INFITEQ. In the fiscal year ended January 31, 1999, the Company recognized revenues from INFITEQ management and consulting services in the amount of $1,093,000.

    The Company loaned PSN $500,000 in fiscal 1996, which amount has been reserved due to the Company's belief that collection is doubtful. The Company loaned PSN an additional $66,000 in fiscal 1996, which loan is currently being repaid in accordance with its terms.

EMPLOYEE RELOCATION LOAN

    In connection with the relocation of John S. Davis, Jr. to serve in the Company's office in Atlanta, the Company advanced Mr. Davis $90,000 without interest to allow him to recoup a portion of his equity in his Dallas residence so that he would be able to purchase a home in Atlanta. In addition, pending the sale of Mr. Davis' Dallas residence, the Company made all principal and interest payments on the mortgage applicable to that residence. Amounts of principal and interest paid on such mortgage totaled $13,024 for the fiscal year ended January 31, 1999. Upon the sale of Mr. Davis' Dallas residence, the Company reclassified the unreimbursed balance of the advance to relocation costs in the amount of $69,857.

FUTURE TRANSACTIONS

    The Company has adopted a policy providing that all transactions between the Company and related parties will be subject to approval by a majority of all disinterested directors and must be on terms no less favorable than those that could otherwise be obtained from unrelated third parties.

                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee provides advice and recommendations to the Board of Directors concerning the compensation, including base salaries, bonuses and stock option awards under the Company's 1994 Long Term Incentive Plan ("LTIP") for the Named Executive Officers, stock option awards to other eligible employees, employer contributions to the 401K savings plan, and the compensation of the Directors of Carreker-Antinori, Inc. All decisions made by the Compensation Committee relating to compensation of the Company's executive officers, are reviewed by the Board of Directors. The Compensation Committee consists of Messrs. James L. Fischer and Richard R. Lee, Jr. who are non-employee directors with no interlocking directorships with other companies (or their compensation committee). During the fiscal year ended January 31, 1999 Messrs. Fischer and Lee held five (5) meetings to review the Company's compensation policy for the fiscal year ended January 31, 1999 as they affected the Company's executive officers, including the Company's chief executive officer, Mr. John D. Carreker, Jr.

    The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Total executive compensation is generally set at levels that the Compensation Committee believes to be consistent with others in the Company's industry, although actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance. The objectives of the Company's executive compensation program are as follows:

    1. Compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company's mission and strategic plans, which are designed to result in long term growth in shareholder value;

    2. Tie individual compensation to individual and team performance and the success of the Company;

    3. Align executive officers and certain eligible employees' interests with those of the Company by making incentive compensation dependent upon the performance of the Company or the appropriate business unit; and

    4. Align executive officers and certain eligible employees' interests with those of the Company and its stockholders by providing long term compensation opportunities through participation in the Company's LTIP.

    To achieve these compensation objectives, the Company uses a combination of short term and long term compensation elements, all of which are based upon the performance of the individual and/or the performance of the Company or the appropriate business unit. The Compensation Committee is mindful of grants or awards made to the Company's executive officers under the Company's LTIP. The Compensation Committee endorses the position that stock ownership by management and stock based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of shareholder value.

    In 1993, Congress amended the Internal Revenue Code to add Section 162(M). This Section of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1,000,000 per officer in any one year. Compensation which qualifies as performance based compensation does not have to be taken into account for the purposes of this limitation. The Committee does not expect the cash compensation to be paid to any executive officer will exceed the $1,000,000 limit per officer in the foreseeable future. As a result, the Committee has decided at this time to take no action to limit or restructure any elements of the cash compensation paid to any of the Company's executive officers. Should the compensation level of any executive officer approach the $1,000,000 level, the Committee will reevaluate this decision.

    The three (3) principle components of the Company's compensation program are base salary, profit sharing incentive cash bonuses, and long term compensation.

    BASE SALARY. Base compensation of executive officers is set based on offering competitive salaries in comparison to market salaries. The Company utilizes survey data developed for comparable executive positions in other similar companies in the same industry to establish a minimum, medium and maximum salary and bonus level for each executive position. These ranges may be adjusted from industry averages for factors such as local market conditions or unique aspects, responsibilities or qualifications of the position not believed to be normally associated with the position in other similarly sized companies. Base salary ranges are reviewed annually with a "Salary Year" from April 1 through March 31. A range of percentage increases and a maximum merit increase is established for various performance levels. The base salary position within the range is set after an annual subjective review by the Compensation Committee of performance in areas of the executive's responsibilities. This review includes an evaluation of work performance, achievement of specific goals, position requirements and financial performance of the applicable business unit in relation to expected performance based on the annual plan. Increases in base salary of executive officers, including Named Executive Officers, are consistent with the Company's overall guidelines for other employee salary percentage increases for defined performance levels. These guidelines are revised annually to reflect economic, industry and company factors. Salary increases are not necessarily granted each year. The base salary for each of the Named Executive Officers including Mr. Carreker was initially established in their Employment Agreement.

    PROFIT SHARING INCENTIVE PLAN. All Named Executive Officers are currently eligible for bonuses under the Company's Profit Sharing Incentive Plan (the "Plan"), which currently has a plan year of February 1 to January 31. The Plan is a performance driven incentive plan. Awards are earned based on actual results compared to pre-established targets. Participants in the Plan are eligible to receive Incentive Awards based on (i) the Company's and business unit's achievement of certain pre-determined corporate and business unit performance target goals, and/or (ii) the Participant's achievement of certain pre-determined individual performance goals. The measurement period for determining whether performance target goals are met is the Company's the fiscal year ended January 31 (the "Plan Year"). Employees' salaries and bonus opportunities are adjusted each "Salary Year", which is the twelve-month period ending each March 31. In order to participate in the Incentive Award for fiscal year performance, an employee must remain employed on the last day of the Salary Year following the Plan Year end. Any employee who shall have been designated by the Board shall, during such individual's period of employment, be a Plan Participant. Currently, the Board has designated substantially all full-time employees as Plan Participants, including Mr. Carreker. The Compensation Committee seeks input from the Company management in making awards. Awards under the Profit Sharing Plan are made in the form of cash bonuses and stock-based compensation pursuant to the Company's Long Term Incentive Plan, with at least 50% of awards granted to senior management consisting of stock-based compensation. An employee may at his or her election substitute any cash award for an equivalent stock-based compensation award.

    LONG TERM COMPENSATION. Under the Company's LTIP which has previously been approved by the stockholders, the Company may grant qualified and non-qualified options to purchase the Company's common stock to the Named Executive Officers and eligible employees of the Company and its subsidiaries. Stock options awarded in the fiscal year ended January 31, 1999 must be exercised within 10 years from the date of grant. Such options for the Named Executive Officers and employees become exercisable under various terms. The number of options granted is individually determined for each Named Executive Officer based on subjective evaluation by the Compensation Committee of the individual's responsibility level and the criticality to the Company. For the fiscal year ended January 31, 1999, the Board of Directors has elected to award only non-qualified options pursuant to the LTIP.

    EMPLOYEES 401K SAVINGS PLAN. The Company's Employee 401(k) savings plan provides for participation in employer contributions by all eligible employees, including the Named Executive Officers. Employees are eligible to begin participation in the Plan on the first day of the calendar quarter after ninety days of service. The Company currently contributes a percentage (50% during calendar/plan years 1998 and 1999) of each participant's individual deferral to the plan. The Company also has the discretion of making an annual lump sum profit sharing contribution for all eligible employees. This contribution would be made as a percentage of each employee's base salary. Company contributions vest at a rate of 25% for each year a participant earns a year of service. All Company contributions are subject to limitations imposed by the Internal Revenue Code.

    EMPLOYMENT AGREEMENTS. The Company enters into executive employment agreements with certain officers and employees, including each of the Named Executive Officers, from time to time. The Compensation Committee believes the agreements will serve to protect the Company and its stockholders as well as these officers and employees in the event of a threatened or actual change in control of the Company. The agreements are designed to reinforce the officers' and employees' dedication to the Company's best interests before and after such a transaction, and would reduce the likelihood that these officers and employees would leave the Company prematurely. In structuring and deciding upon the level of benefits, the Compensation Committee and Board utilized, among other things, an analysis of competitive practices within the Company's peer group based on public filings.

    JOHN D. CARREKER, JR. The Company is a party to an employment agreement with Mr. Carreker with a term beginning February 1, 1997 extending through January 31, 1999. Pursuant to its terms, the agreement was renewed by Mr. Carreker for an additional one-year term (through January 31, 2000) by giving six months' prior written notice to the Company. The agreement provides that Mr. Carreker will receive a base annual salary of not less than $450,000 and will be eligible to receive bonuses as determined by the Board of Directors in its sole discretion. The agreement may be terminated at any time by the Board of Directors, with or without cause. Upon termination of the agreement by Mr. Carreker due to a breach on the part of the Company or by the Company without cause, Mr. Carreker will be entitled to receive, on the

Company's regular payroll dates and less required withholdings, his salary at the current rate for the remaining term of the agreement.

    RONALD R. ANTINORI. The Company was a party to an employment agreement with Mr. Antinori with a term which expired on January 31, 1999 and was not renewed due to Mr. Antinori's decision to seek retirement. The agreement provided that Mr. Antinori received a base annual salary during the first year of not less than $350,000.

    OTHER EXECUTIVES. The Company is a party to employment agreements with Messrs. Linting, Brown, Lewis and Gage. The agreement with Mr. Linting has a term extending through December 15, 1999 and the agreements with Messrs. Brown, Lewis and Gage have a term extending through March 2001. Under the agreements, Messrs. Linting, Brown, Lewis and Gage will receive an annual base salary of not less than $350,000, $240,000, $300,000 and $180,000, respectively, and each is entitled to a bonus of seventy percent of his annual base salary on terms no less favorable than those applicable to other high-level officers of the Company in each year of the applicable agreement if the Board of Directors, in its sole discretion, so determines. The agreement with Mr. Linting also provides for the Company to reimburse him in the aggregate amount of up to $48,000 per year for rent and other living expenses. The agreements may be terminated at any time by the Company, with or without cause, and may be terminated by the executive if the Company is in material breach of the applicable agreement. The agreement with Mr. Gage allows him to terminate the agreement if (i) Mr. John D. Carreker, Jr. no longer serves as Chairman or Chief Executive Officer, or (ii) there is a substantial diminution in his duties or responsibilities during two months prior to, or six months after, the consummation of certain transactions involving a change in control of the Company. Upon termination by the executive due to a breach on the part of the Company or by the Company without cause, the executive will be entitled to receive, on the Company's regular payroll dates and less required withholdings, his salary at the current rate for the remaining term of the agreement.

    FISCAL YEAR ENDED JANUARY 31, 1999 CHIEF EXECUTIVE COMPENSATION. The Chief Executive Officer of Carreker-Antinori, Inc., Mr. John D. Carreker, Jr., participated during the fiscal year ended January 31, 1999 in the same compensation programs as the other Named Executive Officers with each component of his compensation determined by the Board of Directors according to the same criteria described above. Mr. Carreker's base salary was generally determined in the same manner as other executive officers and as described in the Base Salary section above. Mr. Carreker's incentive compensation was determined using the same guidelines described in the Profit Sharing Incentive Plan section of this report. While the Compensation Committee considers Mr. Carreker's performance for 1998 to have been exemplary and worthy of option rewards, Mr. Carreker has declined the award of qualified or non-qualified options to preserve the option pool for the Company's other key employees.

                                          Submitted by:
                                          The Compensation Committee of
                                          Board of Directors
                                          James L. Fischer (Chairman)
                                          Richard R. Lee, Jr.

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total returns for the Company, the S&P SmallCap 600 Index, the Services Peer Group and the Technology Peer Group during the period commencing on June 1, 1998 and ending on January 31, 1999. The comparison assumes $100 was invested on June 1, 1998 in the Common Stock of the Company, the S&P SmallCap 600 Index, the Services Peer Group and the Technology Peer Group and assumes the reinvestment of all dividends, if any. The Services Peer Group consists of Atlantic Data Services, Cambridge Technology Partners, Harbinger, Technology Solutions and Whittman Hart, Inc. The Technology Peer Group consists of CFI ProServices, Inc., Edify, IA Corp., Information Management Assoc., and Pegasystems.

    Note: The Stock performance shown below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             CARREKER-     S&P SMALLCAP    SERVICES PEER  TECHNOLOGY PEER

               Antinori,
                    Inc.        600 Index    Group Index       Group Index
6/1/98            100.00           100.00         100.00            100.00
7/31/98            96.55            91.77          70.58             72.06
10/31/98           46.56            82.68          55.77             41.91
1/31/99            61.50            93.40          58.50             38.97

(TABLE)                                                                           6/1/98       7/31/98     10/31/98      1/31/99
------------------------------------------------------------------------------  -----------  -----------  -----------  -----------
Carreker-Antinori, Inc........................................................         100        96.55        46.56        61.50
S&P SmallCap 600 Index........................................................         100        91.77        82.68        93.40
Services Peer Group Index.....................................................         100        70.58        55.77        58.50
Technology Peer Group Index...................................................         100        72.06        41.91        38.97

                           ANNUAL REPORT ON FORM 10-K

    UPON WRITTEN REQUEST OF ANY BENEFICIAL STOCKHOLDER OR STOCKHOLDER OF RECORD, A COPY OF THE COMPANY'S ANNUAL REPORT AND FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1999 (INCLUDING THE EXHIBITS, FINANCIAL STATEMENTS, AND THE SCHEDULES THERETO) REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM SISSY TONEY, INVESTOR RELATIONS MANAGER, 14001 NORTH DALLAS PARKWAY, SUITE 1100, DALLAS, TEXAS 75240.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals to be presented at the 2000 Annual Meeting of Stockholders, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Secretary of the Company, not later than December 28, 1999. Such proposals must comply with the Bylaws of the Company and the requirements of Regulation 14A of the Securities Exchange Act of 1934.

                                 OTHER MATTERS

    At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                          By Order of the Board of Directors
                                          MAURICE E. PURNELL, JR.

                                               SECRETARY

Dated: April 28, 1999

                           CARREKER-ANTINORI, INC.
                                                                        COMMON
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
             1999 ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 1999

The undersigned hereby appoints James L. Dow, II, and Maurice E. Purnell, Jr. and any one of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the 1999 Annual Meeting of Stockholders of Carreker-Antinori, Inc. (the "Company") to be held in the Kings & Queens Room, The University Club, 13350 Dallas Parkway, 6th floor, Dallas, Texas at 9:00 a.m. local time, and at any adjournments or postponements of said meeting, and to vote at such meeting the shares of stock the undersigned held of record on the books of the Company on the record date for the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AS DIRECTORS, FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 31, 1999 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS DESIGNATED ABOVE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

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                                                                                                  Please mark
                                                                                                  your votes as   /X/
                                                                                                  indicated in
                                                                                                  this example

Item 1.  Election of Directors     NOMINEES: John D. Carreker, Jr., Donald L. House, and Larry J. Peck
                                   INSTRUCTION: To withhold authority to vote for individual nominees, write their name(s) below.

    FOR all nominees listed     WITHHOLD AUTHORITY
    to the right (except as     to vote for all nominees   ------------------------------------------------------------------
    marked to the contrary)     listed to the right.

Item 2.  Proposal to ratify the appointment of Ernst & Young LLP      Item 3.  In their discretion, upon such other
         as the Independent Certified Public Accountants of the                matters that may properly come before
         Company for the fiscal year ending January 31, 1999.                  the meeting and any adjournments or
                                                                               postponements thereof.

                 FOR        AGAINST       ABSTAIN
               /    /       /    /        /    /
                                                                               Please sign exactly as your name appears
                                                                               on this Proxy Card.  When signing as
                                                                               attorney, executor, administrator, trustee,
                                                                               guardian or corporate or partnership official,
                                                                               please give full title as such and the full
                                                                               name of the entity on behalf of whom you are
                                                                               signing.  If a partnership, please sign in
                                                                               partnership name by authorized person.

                                                                               DATED:______________________________, 1999

                                                                               __________________________________________
                                                                               Signature of Stockholder

                                                                               __________________________________________
                                                                               Signature if held jointly


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